Inuvo Reports 26.4% Increase in Revenue to $75.6 Million for 2022

Gross margin for the fourth quarter of 2022 increases
to 68.0% from 57.1% last year

Inuvo management to host conference call at 4:15 PM ET on Thursday, March 9, 2023

LITTLE ROCK, AR, March 9, 2023 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence (AI) that serves brands and agencies, today provided a business update and announced its financial results for the fourth quarter and full year ended December 31, 2022.

Richard Howe, CEO of Inuvo, stated, “In 2022, we grew revenue, added new clients, and increased awareness. Throughout the year, we successfully implemented our strategy of bringing together Inuvo’s collective capabilities so we could better serve clients. As a result, I am pleased to report we achieved revenue growth of 26% for the fiscal year 2022.”

Mr. Howe continued, “As a technology company on the forefront of artificial intelligence, we continued to make significant AI advancements in 2022. There are many companies now asserting the integration of artificial intelligence into their solutions. There are few companies whose AI definition revolves around an intelligence that can discern the needs, emotions, and thinking of the humans it is designed to interact with, and this is exactly what differentiates the IntentKey from all other AI technologies within advertising.”

Financial Results for the Fourth Quarter and Full Year Ended December 31, 2022:

Net revenue for the fourth quarter of 2022 totaled $17.3 million, compared to $19.7 million for the same period last year. Although the fourth quarter of 2022 started strong, by December we experienced a softening in demand for advertising and lost a client. Net revenue for the full year ended December 31, 2022 totaled $75.6 million, an increase of approximately 26.4%, compared to $59.8 million for the same period last year.
Cost of revenue for the fourth quarter of 2022, totaled $5.5 million, compared to $8.5 million for the same period last year. The decrease in the cost of revenue for the three months ended December 31, 2022, as compared to the same period last year, was primarily related to the lower revenue in the current quarter. Cost of revenue for the full year ended December 31, 2022, totaled $30.2 million, as compared to $15.9 million for the same period last year. The increase in the cost of revenue for the full year ended December 31, 2022, as compared to 2021, was related to the growth associated with Direct revenue as a percentage of overall revenue.
Gross profit for the fourth quarter of 2022 and full year ended December 31, 2022 totaled $11.7 million and $45.4 million, respectively, as compared to $11.3 million and $43.9 million, respectively, for the same periods last year. Gross profit margin for the fourth quarter of 2022 and full year ended December 31, 2022 was approximately 68.0% and 60.0%, respectively, as compared to 57.1% and 73.4%, respectively, for the same periods last year.
Operating expenses for the fourth quarter of 2022 totaled $15.7 million, compared to $12.3 million for the same period last year. The higher operating expense is primarily due to increased traffic acquisition costs, corporate branding expense and accounts receivable reserve. Operating expenses for the full year ended December 31, 2022 totaled $58.0 million, compared to $51.7 million for the same period last year. Operating expenses for the full year ended December 31, 2022 included a marketing expense of $1.4 million related to client refunds for the invalid clicks purchased from a prominent advertising platform, from whom the Company expects reimbursement. The company has withheld payment of an equivalent amount of payables due to the advertising platform.

Other expense/income for the fourth quarter of 2022 and the full year ended December 31, 2022 was an expense of approximately $34 thousand and $436 thousand, respectively, compared to an expense of $158 thousand and an income of $257 thousand for the same periods last year. The other expense this year was due to unrealized and realized losses on trading securities. Other income, net, for the year ended December 31, 2021 included the reversal of deferred revenue from the contract cancellation of approximately $415 thousand and reversal of an accrued sales reserve of $50 thousand, partially offset by the unrealized losses on trading securities.

Net loss for the fourth quarter of 2022 was $4.0 million, or $0.03 per basic and diluted share, as compared to net loss of $1.2 million, or $0.01 per basic and diluted share, for the same period last year. Net loss for the full year ended December 31, 2022 totaled $13.1 million, or $0.11 per basic and diluted share, as compared to net loss of $7.6 million, or $0.06 per basic and diluted share, for the same period last year.

Adjusted EBITDA [see reconciliation table below] was a loss of approximately $1.8 million in the fourth quarter of 2022, compared to an Adjusted EBITDA income of approximately $307 thousand for the same period last year. Adjusted EBITDA was a loss of approximately $5.0 million for the full year ended December 31, 2022, compared to a loss of approximately $1.9 million for the same period last year.

Liquidity and Capital Resources:

On December 31, 2022, Inuvo had $4.5 million in cash, cash equivalents and short-term marketable securities, $2.8 million of working capital, an unused working capital facility of $5.0 million and no debt.

As of December 31, 2022, Inuvo had 120,137,124 common shares issued and outstanding.

Conference Call Details:
Date: Thursday, March 9, 2023
Time: 4:15 p.m. Eastern Time
Toll-free Dial-in Number: 1-877-407-9208
International Dial-in Number: 1-201-493-6784
Conference ID: 13736863
Webcast Link: HERE

A telephone replay will be available through Thursday, March 23, 2023. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, please enter the code 13736863 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed on March 9, 2023, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a fourth party regarding the subject matter of this press release. The information, which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
David Waldman / Natalya Rudman
Crescendo Communications, LLC
Tel: (212) 671-1020
inuv@crescendo-ir.com

(Tables follow)

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA
We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.